Execution Version

After Recording Return to:

Stinson LLP

50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

Attention:  Tammie S. Ptacek, Partner

SEVENTH SUPPLEMENTAL INDENTURE
(to that certain Second Amended and Restated Indenture of Trust, dated as of January 20, 2011, as amended)

Dated as of May 15, 2019

between

CHUGACH ELECTRIC ASSOCIATION, INC.,
5601 Electron Drive, Anchorage, Alaska 99519,

TRUSTOR

AND

U.S. BANK NATIONAL ASSOCIATION,
1420 Fifth Avenue, 7th Floor, Seattle, Washington 98101
Attn:  Corporate Trust Services,

TRUSTEE

FIRST MORTGAGE OBLIGATIONS

THIS INSTRUMENT CONSTITUTES A DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING COVERING REAL AND PERSONAL PROPERTY (INCLUDING AFTER-ACQUIRED PROPERTY) OF A TRANSMITTING UTILITY, AND CONTAINS A FUTURE ADVANCE PROVISION

THIS SEVENTH Supplemental INDENTURE OF TRUST (hereinafter called this “Seventh Supplemental Indenture”), dated as of May 15, 2019, is between CHUGACH ELECTRIC ASSOCIATION, INC., an Alaska electric cooperative, as Trustor (hereinafter called the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as Trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered to the Trustee a Second Amended and Restated Indenture of Trust, dated as of January 20, 2011, as amended by the First Supplemental Indenture dated as of January 20, 2011, Second Supplemental Indenture dated as of September 30, 2011, Third Supplemental Indenture dated as of January 5, 2012, Fourth Supplemental Indenture dated as of February 3, 2015, Fifth Supplemental Indenture dated as of June 30, 2016 and Sixth Supplemental Indenture dated as of March 17, 2017,  (as so amended, the “Original Indenture,” which is filed of record as shown on Exhibit A hereto), for the purpose of providing for the authentication and delivery of Obligations by the Trustee from time to time under the Original Indenture.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Indenture.  The Original Indenture, as heretofore, hereby and hereafter supplemented, may herein be referred to as the “Indenture”;

WHEREAS, the Board of Directors of the Company has authorized and approved actions necessary for the Company to establish a new series of Obligations to be designated the First Mortgage Bonds, 2019 Series A, which, as provided herein, shall consist of an aggregate principal amount of Seventy‑Five Million Dollars ($75,000,000) due May 15, 2049 (the “2019 Series A Bonds”); such 2019 Series A Bonds being issued pursuant to this Seventh Supplemental Indenture to the parties set forth in Schedule A of the 2019 Bond Purchase Agreement described below (and their successors or assigns of the 2019 Series A Bonds, each individually, a “2019 Series A Holder” or collectively, the “2019 Series A Holders”) to secure the Company’s obligations under the 2019 Bond Purchase Agreement, dated as of May 15, 2019, between the Company and the original 2019 Series A Holders (the “2019 Bond Purchase Agreement”), and the Company has complied or will comply with all provisions required to issue Obligations provided for in the Indenture;

Whereas, the Company desires to execute and deliver this Seventh Supplemental Indenture, in accordance with the provisions of the Indenture, for the purpose of providing for the creation and designation of the 2019 Series A Bonds as Obligations and specifying the form and provisions of the 2019 Series A Bonds;

WHEREAS, Section 13.1 of the Indenture provides that, without the consent of the Holders of any of the Obligations at the time Outstanding, the Company, when authorized by a Board Resolution, and the Trustee, may enter into supplemental indentures for the purposes of and subject to the conditions set forth in such Section 13.1, and this Seventh Supplemental Indenture is permitted pursuant to provisions of Section 13.1(c);

WHEREAS, Section 5.3 of the Indenture provides that the Company may enter into this Seventh Supplemental Indenture when authorized by a Board Resolution, and the Trustee shall authenticate and deliver the 2019 Series A Bonds upon delivery of a Company Request as provided under the Indenture and satisfaction of all other conditions precedent thereto under the Indenture; and

WHEREAS, all acts and proceedings required by law and by the Articles of Incorporation and Bylaws of the Company necessary to secure the payment of the principal of and interest on the 2019 Series A Bonds, to make the 2019 Series A Bonds issued under the Indenture, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, and to constitute under the Indenture a valid and binding lien for the security of the 2019 Series A Bonds, in accordance with its terms, have been done and taken, and the execution and delivery of this Seventh Supplemental Indenture has been in all respects duly authorized;

NOW, THEREFORE, THIS SEVENTH SUPPLEMENTAL INDENTURE WITNESSETH, that, to secure the payment of the principal of (and premium, if any) and interest on the Outstanding Secured Obligations, including, when issued, the 2019 Series A Bonds, to confirm the lien of the Indenture upon the Trust Estate, including property purchased, constructed or otherwise acquired by the Company since the date of execution of the Original Indenture, to secure performance of the covenants therein and herein contained, to confirm the terms and conditions on which the 2019 Series A Bonds are secured, and in consideration of the premises thereof and hereof, the Company by these presents does grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm to the Trustee, and its successors and assigns in the trust created thereby and hereby, in trust, all property, rights, privileges and franchises (other than Excepted Property and Excludable Property) of the Company, whether now owned or hereafter acquired, of the character described in the Granting Clauses of the Indenture, including all such property, rights, privileges and franchises acquired since the date of execution of the Original Indenture, including, without limitation, all of those fee and leasehold interests in real property, if any, which may hereafter be constructed or acquired by it, but subject to all exceptions, reservations and matters of the character therein referred to, and expressly excepting and excluding from the lien and operation of the Indenture all properties of the character specifically excepted as “Excepted Property” or “Excludable Property” in the Indenture to the extent contemplated thereby.

PROVIDED, HOWEVER, that if, upon the occurrence of an Event of Default under the Indenture, the Trustee, or any separate trustee or co-trustee appointed under Section 10.14 of the Indenture or any receiver appointed pursuant to statutory provision or order of court, shall have entered into possession of all or substantially all of the Trust Estate, all the Excepted Property described or referred to in paragraphs (a) through (g), inclusive, of “Excepted Property” in the Indenture then owned or thereafter acquired by the Company, shall immediately, and, in the case of any Excepted Property described or referred to in paragraphs (h) through (k), inclusive, of “Excepted Property” in the

Indenture, upon demand of the Trustee or such other trustee or receiver, become subject to the lien of the Indenture to the extent permitted by law, and the Trustee or such other trustee or receiver may, to the extent permitted by law, at the same time likewise take possession thereof, and whenever all Events of Default shall have been cured and the possession of all or substantially all of the Trust Estate shall have been restored to the Company, such Excepted Property shall again be excepted and excluded from the lien of the Indenture to the extent and otherwise as hereinabove set forth and as set forth in the Indenture.

The Company may, however, pursuant to Granting Clause Third of the Indenture, subject to the lien of the Indenture any Excepted Property, whereupon the same shall cease to be Excepted Property.

TO HAVE AND TO HOLD all said property, rights, privileges and franchises hereby and hereafter (by a Supplemental Indenture or otherwise) granted, bargained, sold, alienated, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, set over or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the tenements, hereditaments and appurtenances thereto appertaining (said properties, rights, privileges and franchises, including any cash and securities hereafter deposited or required to be deposited with the Trustee (other than any such cash which is specifically stated in the Indenture not to be deemed part of the Trust Estate) being part of the Trust Estate), unto the Trustee, and its successors and assigns in the trust herein created, forever.

SUBJECT, HOWEVER, to (i) Permitted Encumbrances, (ii) to the extent permitted by Section 14.6 of the Indenture, as to property hereafter acquired, (a) any duly recorded or perfected Prior Lien that may exist thereon at the date of the acquisition thereof by the Company, and (b) purchase money mortgages, other purchase money liens, chattel mortgages, security agreements, conditional sales agreements or other title retention agreements created by the Company at the time of acquisition thereof, and (iii) defects of title to and encumbrances on property as shown on Exhibit A of the Indenture and existing on the date hereof.

BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal and proportionate benefit and security of the Holders from time to time of all the Outstanding Secured Obligations without any priority of any such Obligation over any other such Obligation and for the enforcement of the payment of such Obligations in accordance with their terms.

UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article 6 of the Indenture and not in limitation of the rights elsewhere provided in the Indenture, the Company shall be permitted and have the right to possess, use, operate and enjoy the Trust Estate, except cash, securities and other personal property deposited, or required to be deposited, with the Trustee and to, explore for, mine, extract, produce and dispose of coal, ore, gas, oil and other minerals or natural resources, to harvest standing timber and to collect, receive and use the rents, issues, profits, revenues and other income, products and proceeds of the Trust Estate or the operation of the property constituting part of the Trust Estate.

AND IT IS HEREBY COVENANTED AND DECLARED that the 2019 Series A Bonds are to be authenticated and delivered and the Trust Estate is to be held and applied by the Trustee, subject to the covenants, conditions and trusts set forth herein and in the Indenture, and the Company does hereby covenant and agree to and with the Trustee, for the equal and proportionate benefit of all Holders of the Outstanding Secured Obligations, as follows:

ARTICLE I

Definitions

Section 1.1Definitions.

All words and phrases defined in the Indenture shall have the same meaning in this Seventh Supplemental Indenture, including any exhibit hereto, except as otherwise appears herein and in this Article or unless the context clearly requires otherwise.  In addition, the following terms have the following meaning in this Seventh Supplemental Indenture unless the context clearly requires otherwise.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, Seattle, Washington, or the city in which the principal corporate trust office of the Trustee is located are required or authorized to be closed.

“Closing Date” means May 15, 2019.

“Default Rate” means with respect to any 2019 Series A Bond, that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of such 2019 Series A Bond or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York or its successor, as its “prime” rate.

“Make-Whole Amount” is defined in Section 2.9.

ARTICLE II

THE 2019 Series A Bonds AND
CERTAIN PROVISIONS RELATING THERETO

Section 2.1Authentication and Terms of the 2019 Series  A  Bonds.  Pursuant to the provisions of Article 5 of the Indenture, there has been established a series of Obligations known as and entitled the “First Mortgage Bonds, 2019 Series  A.”

The aggregate principal amount of the 2019 Series A Bonds which may be authenticated and delivered and Outstanding at any one time is limited to Seventy‑Five Million Dollars ($75,000,000.00) due May 15, 2049.  The 2019 Series A Bonds shall originally be registered in the names of the 2019 Series A Holders, and shall be dated the date of authentication.

The 2019 Series A Bonds due May 15, 2049 shall bear interest from their date of issuance, payable semi-annually on May 15 and November 15 of each year commencing on November 15, 2019, at the rate of 3.86%.  The Regular Record Date for the payment of interest on the 2019 Series A Bonds on any Interest Payment Date shall be the last day (whether or not a Business Day) of the calendar month next preceding such Interest Payment Date.  Interest on the 2019 Series A Bonds shall be computed on the basis of a 360-day year of twelve 30-day months.

The principal of, premium (including the Make-Whole Amount), if any, and interest on the 2019 Series A Bonds shall be paid to the 2019 Series A Holders thereof in immediately available funds as described in such Bonds.  Any payment of principal of or premium (including the Make-Whole Amount, if any) or interest on any 2019 Series A Bond that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any 2019 Series A Bond is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

If the Company fails to make any payment with respect to the 2019 Series A Bonds when due, then such payment shall be due and payable on demand, and shall accrue interest from the date due until the date paid at the Default Rate.

Section 2.2Form of the 2019 Series  A Bonds.    The 2019 Series  A  Bonds shall each be a bond substantially in the form of Exhibit B hereto, and the Trustee’s authentication certificate to be executed on the 2019 Series  A  Bonds shall be substantially in the form attached thereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted in the Indenture.

Section 2.3Required Prepayments.    On May 15, 2021 and on each May 15th thereafter to and including May 15, 2049, the Company will prepay a portion of the aggregate principal amount of the 2019 Series A Bonds due May 15, 2049 at par and without payment of any premium (including the Make-Whole Amount), provided that upon any partial prepayment of such 2019 Series A Bonds pursuant to Section 2.4 or partial purchase of such 2019 Series A Bonds permitted by Section 2.8, the principal amount of each required prepayment of such 2019 Series A Bonds becoming due under this Section 2.3 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of such 2019 Series A Bonds is reduced as a result of such prepayment or purchase.  The aggregate principal amount of the 2019 Series A Bonds due May 15, 2049 to be prepaid and the dates of such prepayments, as well as the principal amount payable on the maturity date, are set forth below:

Date	Amount
May 15, 2021.....................................	$3,900,000
May 15, 2022.....................................	$3,900,000
May 15, 2023.....................................	$3,900,000
May 15, 2024.....................................	$3,900,000
May 15, 2025.....................................	$3,900,000
May 15, 2026.....................................	$3,900,000
May 15, 2027.....................................	$3,900,000
May 15, 2028.....................................	$3,900,000
May 15, 2029.....................................	$3,900,000
May 15, 2030.....................................	$3,900,000
May 15, 2031.....................................	$3,900,000
May 15, 2032.....................................	$3,900,000
May 15, 2033.....................................	$3,750,000
May 15, 2034.....................................	$3,750,000
May 15, 2035.....................................	$3,750,000
May 15, 2036.....................................	$2,750,000
May 15, 2037.....................................	$2,200,000
May 15, 2038.....................................	$1,000,000
May 15, 2039.....................................	$1,000,000
May 15, 2040.....................................	$1,000,000
May 15, 2041.....................................	$1,000,000
May 15, 2042.....................................	$1,000,000
May 15, 2043.....................................	$1,000,000
May 15, 2044.....................................	$1,000,000
May 15, 2045.....................................	$1,000,000
May 15, 2046.....................................	$1,000,000
May 15, 2047.....................................	$1,000,000
May 15, 2048.....................................	$1,000,000
May 15, 2049(1).................................	$1,000,000

__________ (1) The final maturity date of such 2019 Series A Bonds.

Section 2.4Optional Prepayments and Make-Whole Amount.    The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the 2019 Series  A  Bonds, in an amount not less than 3% of the aggregate principal amount of the 2019 Series  A Bonds then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each 2019 Series A Holder written notice of each optional prepayment under this Section 2.4 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the 2019 Series  A  Bonds to be prepaid on such date, the principal amount of each 2019 Series  A Bond held by such 2019 Series A Holder to be prepaid (determined in accordance with Section 2.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by an Officer’s Certificate as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each 2019 Series  A Holder an Officer’s Certificate specifying the calculation of such Make-Whole Amount as of the specified prepayment date.  The Company shall contemporaneously deliver a copy of such notice and Officer’s Certificate to the Trustee.

Section 2.5Allocation of Partial Prepayments.    In the case of each partial prepayment of the 2019 Series  A Bonds, the principal amount of the 2019 Series  A Bonds to be prepaid shall be allocated among all of the 2019 Series  A Bonds at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 2.6Payment of Make-Whole Amount Upon Acceleration.  Upon the occurrence of an Event of Default, if the outstanding principal amount of the 2019 Series  A Bonds shall have been declared or otherwise become due and payable immediately pursuant to and in accordance with the Indenture then, in addition to paying each 2019 Series A Holder the entire unpaid principal amount of its 2019 Series  A Bonds and all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate), the Company shall calculate and pay to each 2019 Series A Holder (to the full extent permitted by applicable law) an amount equal to the Make-Whole Amount determined in respect of such principal amount.  The Company acknowledges that each 2019 Series A Holder has the right to maintain its investment in the 2019 Series  A Bonds free from repayment by the Company (except as herein and in the Indenture specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the 2019 Series  A  Bonds are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 2.7Maturity; Surrender, Etc. In the case of each prepayment of 2019 Series  A Bonds pursuant to this Article II, the principal amount of each 2019 Series  A Bond to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any 2019 Series  A Bond paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no 2019 Series  A Bond shall be issued in lieu of any prepaid principal amount of any 2019 Series  A Bond.

Section 2.8Purchase of 2019 Series A Bonds.  The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding 2019 Series A Bonds except (a) upon the payment or prepayment of the 2019 Series A Bonds in accordance with the terms of the Indenture and the 2019 Series A Bonds or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the Holders of all 2019 Series A Bonds at the time outstanding upon the same terms and conditions.  Any such offer shall provide each 2019 Series A Holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 30 Business Days.  If the Holders of more than 51% of the principal amount of the 2019 Series A Bonds then outstanding accept such offer, the Company shall promptly notify the remaining 2019 Series A Holders of such fact and the expiration date for the acceptance by 2019 Series A Holders of such offer shall be extended by the number of days necessary to give each such remaining 2019 Series A Holder at least 10 Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all 2019 Series A Bonds acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of 2019 Series A Bonds pursuant to any provision of this Seventh Supplemental Indenture and no 2019 Series A Bonds may be issued in substitution or exchange for any such 2019 Series A Bonds.

Section 2.9Make Whole Amount.

“Make-Whole Amount” means, with respect to any 2019 Series A Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such 2019 Series A Bond over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount with respect to any 2019 Series A Bond, the following terms have the following meanings:

“Called Principal” means, with respect to any 2019 Series A Bond, the principal of such 2019 Series A Bond that is to be prepaid pursuant to Section 2.4 or has become or is declared to be immediately due and payable pursuant to the Indenture, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any 2019 Series A Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the 2019 Series A Bonds is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any 2019 Series A Bond, the sum of 0.50% plus the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable 2019 Series A Bond.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any 2019 Series A Bond, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the 2019 Series A Bonds, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2.4 above.

“Settlement Date” means, with respect to the Called Principal of any 2019 Series A Bond, the date on which such Called Principal is to be prepaid pursuant to Section 2.4 or has become or is declared to be immediately due and payable pursuant to the Indenture, as the context requires.

Section 2.10 Use of Proceeds.    The Company shall use the proceeds of the loan evidenced by the 2019 Series A Bonds to repay indebtedness and for general corporate purposes.

ARTICLE III

Outstanding Secured Obligations

Section 3.1Principal Amount Presently To Be Outstanding.   The Obligations Outstanding under the Indenture as of the date hereof consists of: $189,666,664 aggregate principal amount of First Mortgage Bonds, 2011 Series A; $172,750,000 aggregate principal amount of First Mortgage Bonds, 2012 Series A; $35,568,000 aggregate principal amount of 2016 CoBank Note; $36,000,000 aggregate principal amount of First Mortgage Bonds, 2017 Series A; and $75,000,000 aggregate principal amount of First Mortgage Bonds, 2019 Series A to be issued pursuant to this Seventh Supplemental Indenture upon compliance by the Company with the provisions of Section 5.1 and Section 5.3 of the Indenture.

ARTICLE IV

MISCELLANEOUS

Section 4.1Supplemental Indenture.    This Seventh Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and shall form a part thereof, and the Indenture, as hereby supplemented, modified, and amended, is hereby confirmed.  Except to the extent inconsistent with the express terms of this Seventh Supplemental Indenture and the 2019 Series A Bonds, all of the provisions, terms, covenants and conditions of the Indenture shall be applicable to the 2019 Series A Bonds to the same extent as if specifically set forth herein.

Section 4.2Trustee Obligations Under the 2019 Bond Purchase Agreement.  The Trustee is not a party to the 2019  Bond Purchase Agreement and all obligations of the Trustee relating to the 2019 Series A Bonds are set forth in the Indenture, including this Seventh Supplemental Indenture.

Section 4.3Recitals.  All recitals in this Seventh Supplemental Indenture are made by the Company only and not by the Trustee and are incorporated herein; and all of the provisions contained in the Original Indenture, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

Section 4.4Successors and Assigns.    Whenever in this Seventh Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles 10 and 12 of the Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements contained in this Seventh Supplemental  Indenture by or on behalf of the Company, or by or on behalf of the Trustee, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

Section 4.5No Rights, Remedies, Etc.  Nothing in this Seventh Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the Holders of the Outstanding Secured Obligations, any right, remedy or claim under or by reason of this Seventh Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Seventh Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the Holders of Outstanding Secured Obligations.

Section 4.6Severability.  Any provision of this Seventh Supplemental Indenture held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 4.7Governing Law.    This Seventh Supplemental Indenture shall be construed in accordance with and governed by the law of the State of Alaska.

Section 4.8Counterparts.    This Seventh Supplemental Indenture may be executed in several counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.

Section 4.9Security Agreement; Mailing Address.  To the extent permitted by applicable law, this Seventh Supplemental Indenture shall be deemed to be a security agreement and financing statement whereby the Company grants to the Trustee a security interest in all of the Trust Estate that is personal property or fixtures under the Uniform Commercial Code.

The mailing address of the Company, as debtor, is:

Chugach Electric Association, Inc.
5601 Electron Drive
Anchorage, Alaska  99519

and the mailing address of the Trustee, as secured party, is:

U.S. Bank National Association

1420 Fifth Avenue, 7th Floor
Seattle, Washington  98101
Attention: Corporate Trust Services

Additionally, this Seventh Supplemental Indenture shall, if appropriate, be an amendment to the financing documents previously filed in connection with the Indenture.  The Company is authorized to execute and file as appropriate instruments under the Uniform Commercial Code to either create a security interest or amend any security interest heretofore created.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture of Trust to be duly executed as of the day and year first above written.

CHUGACH ELECTRIC ASSOCIATION, INC.,

an Alaska electric cooperative

By:	/s/ Sherri L. Highers
	Name:	Sherri L. Highers
	Title:	Senior Vice President,
Finance and Administration
and Chief Financial Officer

STATE OF ALASKA	)
	)	ss.
THIRD JUDICIAL DISTRICT	)

On this 10th day of May, 2019, before me, a Notary Public in and for the State of Alaska, personally appeared Sherri L. Highers, to me known to be the Senior Vice President, Finance and Administration and Chief Financial Officer of CHUGACH ELECTRIC ASSOCIATION, INC., the electric cooperative that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said electric cooperative for the uses and purposes therein mentioned and on oath stated that s/he was authorized to execute said instrument on behalf of said electric cooperative.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Thomas M. Schulman_____________________

Print name:  Thomas M. Schulman______________

Notary Public in and for the State of Alaska, residing

at Anchorage_____________________________

My commission expires:  10-10-2019____________

U.S. BANK NATIONAL ASSOCIATION,

a national banking association,

as Trustee

By:	/s/ Thomas Zrust
	Name:	Thomas Zrust
	Title:	Vice President

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this 10th__ day of [May___], 2019, before me, a Notary Public in and for the State of Washington, personally appeared Thomas Zrust________________________, to me known to be the Vice President_____________________ of U.S. BANK NATIONAL ASSOCIATION, the national banking association that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said national banking association for the uses and purposes therein mentioned and on oath stated that s/he was authorized to execute said instrument on behalf of said national banking association.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Craig Douglas Ferguson_________________

Print name:  Craig Douglas Ferguson_________

Notary Public in and for the State of Washington,

residing at Seattle_________________________

My commission expires:  03-26-2022_________

EXHIBIT A

SCHEDULE OF RECORDING INFORMATION

Document	Recording District	Recording Date.	Recording No.
Indenture of Trust	Anchorage Kenai Palmer Seward	September 25, 1991 September 25, 1991 September 25, 1991 September 25, 1991	Book 2195, Page 178 Book 389, Page 637 Book 663, Page 167 Book 62, Page 351
Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	January 20, 2011 January 20, 2011 January 20, 2011 January 20, 2011	2011-003688-0 2011-000608-0 2011-001410-0 2011-000062-0
First Supplemental Indenture to Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	January 20, 2011 January 20, 2011 January 20, 2011 January 20, 2011	2011-003689-0 2011-000609-0 2011-001411-0 2011-000063-0
Second Supplemental Indenture to Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	October 10, 2011 October 10, 2011 October 10, 2011 October 10, 2011	2011-048750-0 2011-009565-0 2011-019671-0 2011-001198-0
Third Supplemental Indenture to Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	January 10, 2012 January 10, 2012 January 10, 2012 January 10, 2012	2012-001554-0 2012-000310-0 2012-000586-0 2012-000029-0
Fourth Supplemental Indenture to Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	February 9, 2015 February 9, 2015 February 9, 2015 February 9, 2015	2015-005159-0 2015-000906-0 2015-002154-0 2015-000090-0
Fifth Supplemental Indenture to Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	June 29, 2016 June 29, 2016 June 29, 2016 June 29, 2016	2016-026065-0 2016-005600-0 2016-013143-0 2016-000626-0

Sixth Supplemental Indenture to Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	March 16, 2017 March 16, 2017 March 16, 2017 March 16, 2017	2017-009779-0 2017-001625-0 2017-004701-0 2017-000235-0

B-2

EXHIBIT B

FORM OF 2019 Series A Bonds

THIS 2019 Series  A BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH EXEMPTION IS REQUIRED BY LAW.

THE COMPANY IS PERSONALLY OBLIGATED AND FULLY LIABLE FOR THE AMOUNT DUE UNDER THIS 2019 Series  A BOND AND, SUBJECT TO THE PROVISIONS OF THE INDENTURE, THE HOLDER HAS THE RIGHT TO SUE ON THIS BOND AND OBTAIN A PERSONAL JUDGMENT AGAINST THE COMPANY FOR SATISFACTION OF THE AMOUNT DUE HEREUNDER EITHER BEFORE OR AFTER A FORECLOSURE OF THE INDENTURE UNDER ALASKA STATUTES 09.45.170 - 09.45.220.

CHUGACH ELECTRIC ASSOCIATION, INC.

First Mortgage Bonds, 2019 Series A, due May 15, 2049

NO. iSSUANCE DATE:  [__________ __], 2019

$PPN: 171265 C*0

FOR VALUE RECEIVED, the undersigned, CHUGACH ELECTRIC ASSOCIATION, INC. (herein called the “Company”), an electric cooperative organized and existing under the laws of the State of Alaska, hereby promises to pay to [______________], or registered assigns, the principal sum of [_____] Dollars (or so much thereof as shall not have been prepaid) on May 15, 2049, with interest computed on the basis of a 360‑day year of twelve 30‑day months (a) on the unpaid balance hereof at a rate of 3.86% per annum (plus, upon the occurrence and during the continuation of an Interest Rate Adjustment Event (as hereinafter defined), an additional 2% per annum) from the date hereof, payable semiannually on the 15th day of each May and November, commencing on November 15,  2019, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest, any overdue payment of any Make-Whole Amount (as defined in the Seventh Supplemental Indenture referred to below), payable semiannually as aforesaid (or, at the option of the registered Holder hereof, on demand), at the Default Rate (as defined in the Seventh Supplemental Indenture referred to below).

“Interest Rate Adjustment Event” means the occurrence of any of the following:

(a)the Company defaults in the performance of Section 7.1(a) or (b) or Section 7.2 of the Bond Purchase Agreement (as defined below); or

(b)any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in the Indenture or the Bond Purchase Agreement (as defined below) or in any writing furnished in connection with the transactions contemplated by the Seventh Supplemental Indenture (referred to below) proves to have been false or incorrect in any material respect on the date as of which made and, with respect to representations and warranties made after the date hereof, for which accurate information has not since been provided in writing to the Holder of this Bond.

Subject to Section 11 of the Bond Purchase Agreement (defined below), payments of principal of, interest on, and any Make-Whole Amount with respect to this Bond are to be made in lawful money of the United States of America in accordance with the terms of the Indenture.

This Bond is one of the 2019 Series A Bonds due May 15, 2049 (herein called the “Bonds”) issued pursuant to the Seventh Supplemental Indenture, dated as of May 15, 2019 (as from time to time amended, the “Seventh Supplemental Indenture”), between the Company and the Trustee named therein which amends and supplements the Second Amended and Restated Indenture of Trust, dated as of January 20, 2011 (as amended and supplemented from time to time, the “Indenture”) and is entitled to the benefits thereof and the Bond Purchase Agreement dated May 15, 2019, between the Company and the purchasers listed in Schedule A thereto (the “Bond Purchase Agreement”).  Each Holder of this Bond will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 18 of the Bond Purchase Agreement and (ii) made the representations set forth in Section 6 of the Bond Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Bond shall have the respective meanings ascribed to such terms in the Seventh Supplemental Indenture.

This Bond shall be registered in the name of the Holder hereof.  This Bond is transferable, as provided in the Indenture, only upon the registration books of the Company maintained by the Obligation Registrar, which shall be the Trustee, kept at its principal office, upon presentation at said office of this Bond with the written request of the registered owner hereof or his attorney duly authorized in writing, and a written instrument of transfer satisfactory to the Obligation Registrar duly executed by the registered owner or his duly authorized attorney.

The Bonds shall be issued as fully registered Bonds without coupons and in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof. The Trustee may impose a charge sufficient to reimburse the Company or the Trustee for any tax, fee or other governmental charge required to be paid with respect to such exchange or any transfer of a Bond.  The cost, if any, of preparing each new Bond issued upon such exchange or transfer, and any other expenses of the Company or the Trustee incurred in connection therewith, shall be paid by in accordance with Section 3.7 of the Indenture.

The Company will make the required prepayments of principal on this Bond on the dates and in the amount specified in the Seventh Supplemental Indenture.  This Bond is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Seventh Supplemental Indenture, but not otherwise.

If an Event of Default under the Indenture occurs and is continuing, the principal of this Bond may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Indenture.  In the event that the principal of this Bond shall have been declared or otherwise become due and payable as described in the preceding sentence, then, in addition to paying the Holder hereof the entire unpaid principal amount of this Bond and all accrued and unpaid interest hereon (including, but not limited to, interest accrued hereon at the Default Rate), the Company shall pay to the Holder hereof (to the full extent permitted by applicable law) an amount equal to the Make-Whole Amount determined in respect of such principal amount.

The Holder of this Bond shall have no right to enforce the provisions of the Indenture, or to institute action to enforce the covenants therein, or to take any action with respect to any default under the Indenture, or to institute, appear in or defend any suit or other proceeding with respect thereto, except as provided in the Indenture and the Bond Purchase Agreement.

All acts and proceedings required by law and by the Articles of Incorporation and Bylaws of the Company necessary to make the 2019 Series A Bonds issued under the Indenture, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, in accordance with its terms, have been done and taken.

It is the intention of the Holder to comply with the usury laws of the State of Alaska and of the United States of America.  This Bond is hereby expressly limited such that in no contingency or event whatsoever, whether by reason of acceleration, prepayment, or otherwise, shall the amount of interest contracted for, charged or received by the Holder for the use, forbearance, or detention of the principal indebtedness or interest hereof, which remains unpaid from time to time, exceed the highest maximum rate permitted by applicable law.  If fulfillment of any provisions hereof, at the time of performance of such provisions shall be due, shall involve transcending the valid limits prescribed by applicable law, then, ipso facto, the obligation to be fulfilled shall be reduced to the maximum rate allowed by applicable law.  If any Holder receives as interest an amount which will exceed the maximum rate allowed by applicable law, such amount shall be applied to the reduction of the principal amount owing hereunder or on account of any other principal indebtedness owed to Holder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof and such other indebtedness, such excess shall be refunded.  To the extent not prohibited by applicable law, determination of the maximum rate allowed by applicable law shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the full term of this Bond, all interest at any time contracted for, charged or received from the Company in connection with this Bond, so that the actual rate of interest on account of such indebtedness is uniform throughout the term of this Bond.  The terms of this paragraph shall control and supersede any other provisions of this Bond.

This Bond shall be construed in accordance with and governed by the law of the State of Alaska.

No covenant or agreement contained in this Bond, the Indenture or the Seventh Supplemental Indenture shall be deemed to be a covenant or agreement of any official, officer, agent or employee of the Company in his individual capacity, and no officer of the Company executing this Bond shall be liable personally on this Bond or be subject to any personal liability or accountability by reason of the issuance of this Bond.

This Bond shall not be entitled to any benefit under the Indenture or be valid until this Bond shall have been authenticated by the execution by the Trustee, or its successor as Trustee, of the Certificate of Authentication inscribed hereon.

IN WITNESS WHEREOF,  the Company has caused this Bond to be executed by a duly authorized officer of the Company.

CHUGACH ELECTRIC ASSOCIATION, INC.

By:
Name:
Title:

This is one of the Obligations of the series designated therein referred to in the within‑mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:

Authorized Signatory

Date of Authentication:  May __, 2019